EXHIBIT 11

                     TOTAL CONTAINMENT, INC.
        STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)

                                      Three months ended
                                           March 31,
                                      1996          1995
                            (In thousands, except per share data)

Primary:
Average shares outstanding            4,642         4,642
Options were anti-dilutive              ---           ---

  Totals                              4,642         4,642
                                     ======        ======
  Net income                            $13          $493
                                     ======        ======
  Per share amount                    $0.00         $0.11
                                     ======        ======

Fully diluted:
Average shares outstanding            4,642         4,642
Options were anti-dilutive              ---           ---

  Totals                              4,642         4,642
                                     ======        ======
  Net Income                            $13          $493
                                     ======        ======
  Per share amount                    $0.00         $0.11
                                     ======        ======